Exhibit 99.1

ATRM ACQUIRES CERTAIN ASSETS OF EDGEBUILDER WALL PANELS, INC.

AND GLENBROOK LUMBER & SUPPLY, INC.

Transaction Highlights:

●	Acquired businesses generated revenues of $14 million in 2015; expected to grow going forward

●	Consideration includes $4.0 million in cash, $1.0 million in potential earn-out and 100,000 shares of ATRM common stock

●	Fully-financed at closing

●	Similar business to ATRM’s KBS operations with potential synergies

●	Adds geographic and product diversity

St. Paul, Minn (10/5/16)—ATRM Holdings, Inc. (OTCQX: ATRM) (“ATRM” or the “Company”) announced today that it has acquired certain assets of EdgeBuilder Wall Panels, Inc. and Glenbrook Lumber & Supply, Inc. ATRM plans to operate their businesses under the Company’s new wholly-owned subsidiaries EdgeBuilder, Inc. (“EdgeBuilder”) and Glenbrook Building Supply, Inc. (“Glenbrook”), respectively, to be referred to on a combined basis as “EBGL”. EdgeBuilder, located in Prescott, WI, manufactures and sells prefabricated wall panels for commercial and residential construction applications and permanent wood foundation systems for residential buildings. EdgeBuilder’s customers are primarily general contractors located throughout the Upper Midwest. Glenbrook is a professional lumber yard located in Oakdale, MN and serves the needs of general contractors and building professionals primarily in the Twin Cities metropolitan area, including many EdgeBuilder customers. EdgeBuilder and Glenbrook are located approximately thirty miles from each other and are managed by a common management team, headed by General Manager, Scott Jarchow. Prior to the acquisition, the acquired businesses had common ownership and were operated as a combined business, and their combined sales totaled approximately $14 million in calendar year 2015.

Consideration for the acquisition includes $4 million in cash (including $3 million paid at closing and $1 million in deferred payments to be made in quarterly installments over the next year), and 100,000 shares of ATRM common stock. The purchase agreement also provides for a potential earn-out payment of up to $1 million based upon the amount by which EBGL’s gross profit over the next twelve months exceeds a minimum threshold. The cash payment at closing was financed by $3 million of long-term debt financing from Gerber Finance, which also provides ATRM’s KBS operations with a working capital line of credit. In addition, ATRM secured a working capital line of credit of up to $3 million from Gerber Finance for EBGL’s operations.

“We are excited by the addition of the EBGL businesses, which will complement our existing KBS operations based in Maine,” stated Daniel M. Koch, President and CEO of the Company. “They have an impressive list of repeat customers that include some of the largest commercial general contractors in the Upper Midwest. We have retained all employees of the businesses, including all key management personnel. Both of the EBGL businesses are well-managed and profitable, with positive cash flows.”

“We are delighted to add these high-quality businesses, employees, and managers to the ATRM family. This transaction is an example of executing our long-term strategy to seek out acquisitions that will increase shareholder value,” stated Jeffrey E. Eberwein, Chairman of the Board of Directors of the Company. “We believe the addition of EBGL will be accretive to ATRM. We believe we can grow EBGL’s revenues going forward and expect to generate up to 10% of operating profit margins in the future.”

EdgeBuilder’s website is www.edgebuilderwallpanels.com and Glenbrook’s website is www.glenbrooklumber.com.

ATRM plans on having an investor conference call in mid-November, following the release of its third quarter results where management will discuss this transaction and the Company’s third quarter results.

About ATRM Holdings, Inc.

ATRM Holdings, Inc. (OTCQX: ATRM), through its wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc., manufactures modular housing units for commercial and residential applications. Through its wholly-owned subsidiaries, EdgeBuilder, Inc. and Glenbrook Building Supply, Inc., ATRM also manufactures wall panels, and supplies general contractors with lumber, windows, doors, and other building supplies, used in both residential and commercial construction. ATRM is based in St. Paul, Minnesota, with facilities in South Paris and Waterford, Maine, Oakdale, Minnesota and Prescott, Wisconsin. ATRM’s website is www.atrmholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in the Company’s business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. These forward-looking statements are based upon assumptions and assessments that the Company believes to be reasonable as of the date hereof. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond the Company’s control. Actual results, factors, developments, and events may differ materially from those the Company assumed and assessed. Risks, uncertainties, contingencies, and developments, including those discussed in the Company’s filings with the Securities and Exchange Commission, could cause the Company’s future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Contact:	Stephen Clark, Chief Financial Officer
(651) 704-1800
ATRM Holdings, Inc.